EXHIBIT 21

SUBSIDIARIES OF INTERDIGITAL, INC.

Subsidiary	Jurisdiction / State of Incorporation or Organization

DRNC Holdings, Inc.	Delaware
DRNC Patents, LLC	Delaware
DST Holdings, Inc.	Delaware
IAC Patents I, LLC	Delaware
IDAC Holdings, Inc.	Delaware
IDLR Holdings, Inc.	Delaware
IDPA Holdings, Inc.	Delaware
IDTP Holdings, Inc.	Delaware
InterDigital Administrative Solutions, Inc.	Pennsylvania
InterDigital Asia Limited	South Korea
InterDigital Canada Ltee.	Delaware
InterDigital Capital, Inc.	Delaware
InterDigital Communications, Inc.	Delaware
InterDigital Europe, Ltd.	United Kingdom
InterDigital Holdings, Inc.	Delaware
InterDigital International, Inc.	Delaware
InterDigital Patent Holdings, Inc.	Delaware
InterDigital Technology Corporation	Delaware
InterDigital Ventures Management, Inc.	Delaware
IPH Patents, LLC	Delaware
IPR Licensing, Inc.	Delaware
IPRL Patents, LLC	Delaware
ITC Patents, LLC	Delaware
Logiciels XcellAir Canada Ltee.	Quebec, Canada
NexStar Capital, LLC	Delaware
NexStar Partners GP, L.P.	Delaware
NexStar Partners, L.P.	Delaware
NexStar Strategic Investments, LLC	Delaware
PCMS Holdings, Inc.	Delaware
Signal Foundation for Wireless Innovation, Inc.	Delaware
VID SCALE, Inc.	Delaware
VID SCALE Patents, LLC	Delaware
XCellAir, Inc.	Delaware